EXHIBIT 16.1

May 5, 2015

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549-7561

Re:	Avant Diagnostics, Inc. Commission File Number: 000-54004

Commissioners:

We have read Item 4.01 of Form 8-K dated May 4, 2015, of Avant Diagnostics, Inc. (the “Company”) and are in agreement with the statements contained therein insofar as they relate to our dismissal and our audits of consolidated balance sheets of the Company as of September 30, 2014 and 2013, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended.

/s/ LBB & ASSOCIATES LTD., LLP

LBB & ASSOCIATES LTD., LLP